Exhibit 5.1

August 14, 2026

HSBC Holdings plc

8 Canada Square

London E14 5HQ

Ladies and Gentlemen:

We have acted as special U.S. counsel to HSBC Holdings plc, a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with the Company’s offering pursuant to a registration statement on Form F-3 (No. 333-277306) of $2,500,000,000 5.243% Fixed Rate/Floating Rate Senior Unsecured Notes due 2032 (the “2032 Fixed/Floating Rate Notes”), $3,250,000,000 5.729% Fixed Rate/Floating Rate Senior Unsecured Notes due 2037 (the “2037 Fixed/Floating Rate Notes”) and $1,000,000,000 Floating Rate Senior Unsecured Notes due 2032 (the “Floating Rate Notes” and, together with the 2032 Fixed/Floating Rate Notes and the 2037 Fixed/Floating Rate Notes, the “Notes”), to be issued under an indenture dated as of August 26, 2009 (as amended and supplemented through the date hereof, the “Base Indenture”), among the Company, The Bank of New York Mellon, as trustee (the “Trustee”), and HSBC Bank USA, National Association (“HSBC Bank USA”), as paying agent, registrar and exchange rate agent, as amended and supplemented by a fortieth supplemental indenture dated as of August 14, 2026 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Trustee and HSBC Bank USA, as paying agent, registrar and calculation agent. Such registration statement, as amended as of its most recent effective date (August 5, 2026), insofar as it relates to the Notes (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), including the documents incorporated by reference therein but excluding Exhibits 25.1, 25.2, 25.3 and 25.4, is herein called the “Registration Statement.”

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	an executed copy of the Base Indenture;

(c)	an executed copy of the Supplemental Indenture; and

(d)	copies of the Notes in global registered form (the “Global Notes”) as executed by the Company and authenticated by the Trustee.

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In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Global Notes are valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture; provided that we express no opinion as to the validity, binding effect or enforceability of Section 5.14 of the Base Indenture (and the corresponding provision in the Global Notes), which are governed by the laws of England and Wales.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity, (c) we express no opinion with respect to the effect of any mandatory choice of law rules and (d) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Notes where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York. With respect to matters governed by the laws of England and Wales, we have relied on our opinion dated August 14, 2026, as English counsel to the Company, which has been filed as Exhibit 5.2 to the Company’s Form 6-K dated August 14, 2026.

We hereby consent to the incorporation by reference of this opinion in the Registration Statement and the use of our name in the prospectus constituting a part of the Registration Statement and the prospectus supplement dated August 5, 2026 relating to the Notes under the heading “Legal Opinions.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

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The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ David I. Gottlieb
David I. Gottlieb, a Partner